FOR IMMEDIATE RELEASE	CONTACT: Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
ANNOUNCES RESULTS OF OPERATIONS FOR FIRST QUARTER

Waldorf, Maryland, May 1, 2012 – Tri-County Financial Corporation (OTCBB: TCFC) (the “Company”), the holding company for Community Bank of Tri-County (the “Bank”), reported net income available to common shareholders for the three months ended March 31, 2012 increased $1,025,488 to $1,055,253 or $0.35 per common share (diluted) compared to $29,765 or $0.01 per common share (diluted) for the three months ended March 31, 2011.  The increase in first quarter earnings was primarily attributable to an increase in net interest income after provision for loan losses partially offset by increased noninterest expense to support the growth of the Bank.

“Our strategic objectives for 2011, to improve earnings and asset quality, continue to be the focal point of our efforts in 2012.  Our loan portfolio has continued to perform well, while our nonperforming loan ratios remain well below peers and are trending toward historic levels,” stated Michael Middleton Chairman, President and CEO. “On April 9, we opened our 11th branch. This marks an important milestone as the Bank expands into Virginia; a natural progression to better serve the businesses and people of our region.”

Financial Condition at March 31, 2012 compared to December 31, 2011

Total assets at March 31, 2012 decreased to $968,591,504, or 1.51%, compared to $983,479,723 at December 31, 2011.  The decrease in total assets was attributable to seasonal declines in customer deposits.

Gross loan growth of $13,081,283 from $718,540,175 at December 31, 2011 to $731,621,458 at March 31, 2012, was due to net new loans of $16,678,649 in commercial real estate and $7,367,424 in residential mortgages offset by decreases of $8,557,799 in commercial loans, $1,193,304 in commercial equipment loans and a net decrease in other loan categories of $1,213,687. During 2010 and 2011, the Bank managed the relative size of the components of its loan portfolio to increase commercial real estate and residential first mortgage portfolios, growing from 46.88% and 18.59% of the loan portfolio, respectively, at December 31, 2009 to 52.90% and 23.50%, respectively, at March 31, 2012. Construction and land development loans have decreased from 10.00% of the loan portfolio at December 31, 2009 to 4.96% at March 31, 2012, as the Bank has deemphasized this type of lending.

The Company’s overall delinquency rate declined 24 basis points to 1.85% at March 31, 2012 from the prior year end. Nonperforming loans (loans 90 days or greater delinquent) increased $2,583,867 from December 31, 2011 to $12,094,484 at March 31, 2012. Nonperforming loans as a percentage of total loans increased to 1.65% at March 31, 2012 compared to 1.32% at December 31, 2011. The first quarter 2012 increase in nonperforming loans was primarily for one well secured commercial relationship of $3,694,032. The Bank had 35 nonperforming loans at March 31, 2012 and December 31, 2011, respectively. Loans 31-89 days delinquent decreased from 0.76% at December 31, 2011 to 0.20% at March 31, 2012. The Company’s allowance for loan losses increased from 1.07% of loans at December 31, 2011 to 1.08% of loans at March 31, 2012.

Foreclosed real estate (OREO) decreased $560,679 from $5,028,513 at December 31, 2011 to $4,467,834 at March 31, 2012 as disposals of $395,949 and valuation allowances of $300,000 were offset by additions of $135,270. During the three months ended March 31, 2012 the Bank disposed of two OREO properties for proceeds of $299,032 and recognized net losses of $96,917. Foreclosed real estate carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

At March 31, 2011, nonperforming assets as a percentage of loans and OREO were 2.25% compared to 4.21% reported for the peer group in December 2011 in the Uniform Bank Performance Report (UBPR). The Company’s OREO balance of $4,467,834 is at its lowest level since December 31, 2009.

The Bank experienced a decrease in deposits during the first quarter driven primarily by seasonal customer deposit activity. Total deposits decreased by 2.61%, or $21,564,090, to $805,689,111 at March 31, 2012 compared to $827,253,201 at December 31, 2011. Transaction accounts continued to increase as a percentage of total deposits during the first quarter and have increased from 39.52% of deposits at December 31, 2010 to 45.31% of deposits at March 31, 2012.

During the three months ended March 31, 2012, stockholders’ equity increased $1,240,311 to $76,694,409. The increase in stockholders’ equity was due to net income of $1,105,253 and net stock related activities of $231,964 partially offset by payments of preferred stock dividends of $55,000 and adjustments to other comprehensive income of $41,906. Common stockholders' equity of $56,694,409 at March 31, 2012, resulted in a book value of $18.61 per common share. The Company remains well-capitalized at March 31, 2012 with a Tier 1 capital to average asset ratio of 9.23%.

On September 23, 2011, the U.S. Department of Treasury purchased $20.0 million in the Company’s preferred stock under the Small Business Lending Fund (the “SBLF”). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.  The interest rate will fluctuate depending on the amount of growth in the Bank’s small business lending. As of December 31, 2011, the Company continued to qualify for its initial interest rate on the SBLF funds of 1%. The Company used $16.4 million of the proceeds from this investment to redeem all of the preferred stock that it sold to the Treasury under the Troubled Assets Relief Program Capital Purchase Program (“TARP”) on December 19, 2008 as well as to pay any accrued but unpaid dividends. The net proceeds, after repurchasing the TARP securities, were invested by the Company in the Bank as Tier 1 Capital.

Operations – Three Months Ended March 31, 2012 compared to 2011

The increase in net income available to common shareholders for the three months ended March 31, 2012 was attributable to increases in net interest income due to larger average loan balances and a lower cost of funds, a lower provision for loan losses, increased noninterest income and noninterest expense and a decrease in preferred stock dividend.

Interest and dividend income increased by $276,594 to $10,108,384 for the three months ended March 31, 2012 compared to $9,831,790 for the three months ended March 31, 2011. The increase was attributable to growth of $88.6 million to the average balance of interest-earning assets from $810.4 million for the three months ended March 31, 2011 to $899.0 million for the three months ended March 31, 2012. This growth was partially offset by a reduction in the average yield on interest-earning assets from 4.85% for the three months ended March 31, 2011 to 4.50% for the three months ended March 31, 2012.

Interest expense decreased $198,632 to $3,023,685 for the three months ended March 31, 2012 compared to $3,222,317 for the three months ended March 31, 2011 due to a reduction in the average cost of funds on interest-bearing liabilities from 1.77% for the three months ended March 31, 2011 to 1.50% for the three months ended March 31, 2012.  This was achieved by a decrease in the rates paid on certificates of deposits and money market accounts, which declined from 1.98% and 1.00%, respectively, for the three months ended March 31, 2011 to 1.70% and 0.76%, respectively, for the three months ended March 31, 2012. Overall interest expense declined due to a decrease in the average cost of funds and a reduction in average outstanding borrowings of $3.3 million partially offset by higher average deposit balances. Average customer deposits increased $83.5 million from $646.1 million for the three months ended March 31, 2011 to $729.6 million for the three months ended March 31, 2012.   The Company has been successful in increasing its core deposits and reducing the cost of funds in the low interest rate environment over the last several years and has limited the effect of the lower interest rate environment on loan rates through pricing and interest rate floors.

The Company’s provision for loan losses decreased $1,664,756 from the comparable period in 2011 to $341,074 for the three months ended March 31, 2012 and reflected improvements in asset quality. The decrease in the Company’s provision for loan losses for the three months ended March 31, 2012 was primarily due to decreases in the allowance for specific nonperforming loans based on management’s estimate of realizable value. Net charge-offs decreased $2,313,443 from $2,394,229 for the three months ended March 31, 2011 to $80,786 for the three months ended March 31, 2012.

Noninterest income totaled $846,090 for the three months ended March 31, 2012 compared to $770,327 for the three months ended March 31, 2011.  The increase of $75,763 was principally due to the growth of service charges and loan fees of $132,769 to $717,826 and an increase to gains on loans held for sale of $40,400. This increase was partially offset by net losses on the sale of foreclosed real estate of $96,917 recognized in the first quarter of 2012 compared to none for the comparable period in 2011.

For the three months ended March 31, 2012, noninterest expense increased $786,195 from the comparable period in 2011 to $5,897,419. The increase was primarily due to growth in employee compensation of $568,392 and increased FDIC insurance of $117,296. These expenses supported the growth of the Bank. Data processing increased $85,687 from the comparable period in 2011 due mostly to conversion related costs for a change of the Bank’s core service provider. Additionally, regulatory compliance costs continue to rise from the prior year reflecting the legacy regulatory burden as well as the initial impact of the Dodd-Frank Act.

The Company’s preferred stock dividends decreased $161,733 to $50,000 for the three months ended March 31, 2012 from $211,733 for the three months ended March 31, 2011. The decrease was due to the Company’s participation in the SBLF and payoff of TARP during the third quarter of 2011. If the Company maintains its 1% dividend for 2012, the annual preferred SBLF dividend will decrease to $200,000 compared to a previous annualized cost of $846,930 for TARP participation.

About Tri-County Financial Corporation - The Company is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and ten branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby, California, Maryland; and Dahlgren, Virginia.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited and as of March 31, 2012. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2011.

TRI-COUNTY FINANCIAL CORPORATION

	As of March 31, 2012	As of December 31, 2011	$ Variance	% Variance
Financial Condition Data:	(Unaudited)
Total assets	$968,591,504	$983,479,723	$(14,888,219)	(1.51%)
Cash, federal funds sold and interest-bearing deposits	11,763,877	19,118,189	(7,354,312)	(38.47%)
Securities	174,783,995	195,341,451	(20,557,456)	(10.52%)
Loans receivable, net	722,942,471	710,088,775	12,853,696	1.81%
Premises and equipment	17,963,404	16,440,902	1,522,502	9.26%
Foreclosed real estate (OREO)	4,467,834	5,028,513	(560,679)	(11.15%)
Total liabilities	891,897,095	908,025,625	(16,128,530)	(1.78%)
Total deposits	805,689,111	827,253,201	(21,564,090)	(2.61%)
Short-term borrowings	7,000,000	-	7,000,000	n/a
Long-term debt	60,564,433	60,576,595	(12,162)	(0.02%)
Junior subordinated debentures	12,000,000	12,000,000	-	0.00%
Small Business Lending Fund (SBLF) preferred stock	20,000,000	20,000,000	-	0.00%
Total stockholders’ equity	$76,694,409	$75,454,098	$1,240,311	1.64%
Book value per common share	$18.61	$18.32
Common shares outstanding	3,045,949	3,026,557
Tier 1 capital to average assets	9.23%	9.17%
Total capital to risk-weighted assets	12.84%	12.69%
Nonperforming loans (NPLs)	$12,094,484	$9,510,617	$2,583,867	27.17%
Nonperforming assets (NPLs + OREO)	16,562,318	14,539,130	2,023,188	13.92%
Troubled debt restructures (TDRs)	11,245,835	11,913,041	(667,206)	(5.60%)
Allowance for loan losses to total loans	1.08%	1.07%
Past due loans (PDLs) to total loans (31 to 89 days)	0.20%	0.76%
Nonperforming loans (NPLs) to total loans (>=90 days)	1.65%	1.32%
Total loan delinquency (PDLs + NPLs) to total loans	1.85%	2.09%
Allowance for loan losses to nonperforming loans	65.45%	80.49%
Nonperforming assets to total assets	1.71%	1.48%
Nonperforming assets to gross loans + OREO	2.25%	2.01%
Nonperforming assets + TDRs to total assets (a)	2.79%	2.61%

(a)  Ratio was adjusted to remove duplication of loans that are both nonperforming and troubled debt restructures.

TRI-COUNTY FINANCIAL CORPORATION

	Three Months Ended
	March 31, 2012	March 31, 2011	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$10,108,384	$9,831,790	$276,594	2.81%
Interest expense	3,023,685	3,222,317	(198,632)	(6.16%)
Net interest income	7,084,699	6,609,473	475,226	7.19%
Provision for loan losses	341,074	2,005,830	(1,664,756)	(83.00%)
Noninterest income	846,090	770,327	75,763	9.84%
Noninterest expense	5,897,419	5,111,224	786,195	15.38%
Income tax expense	587,043	21,248	565,795	2662.82%
Net income	1,105,253	241,498	863,755	357.67%
Net income available to common shareholders	$1,055,253	$29,765	1,025,488	3445.28%
Return on average assets	0.46%	0.11%
Return on average equity	5.75%	1.34%
Interest rate spread	3.00%	3.08%
Net interest margin	3.15%	3.26%
Share Data:
Basic net income per common share	$0.35	$0.01
Diluted net income per common share	$0.35	$0.01
Weighted average common shares outstanding:
Basic	3,037,380	3,009,516
Diluted	3,046,319	3,053,877